UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 16, 2009

RECOVERY ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-152571	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Wynkoop Street, Suite 200
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(888) 887-4449
(Registrant's telephone number, including area code)

Universal Holdings, Inc.
PO Box 8851, Rocky Mount, NC 27804
(252) 407-7782
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

    On November 16, 2009 the Company entered into purchase agreements for the sale of 25,000 shares of our common stock for $4.00 per share for total proceeds to the company of $100,000.  The purchase agreements contained customary terms such as representations and warranties and indemnification.  A form of the purchase agreements is filed as Exhibit 10.1 hereto.

    Also on November 16, 2009 the Company entered into an agreement with New Century Capital Partners whereby New Century has been engaged to provide financial advisory services, including assistance in identifying an investment banking firm to help raise up to $25,000,000 of financing for the Company.  If successful, New Century will receive fees equal to (i) 20% of the cash compensation paid to the investment banking firm and 20% of the number of common stock warrants received by the investment banking firm plus (ii) 5% of the gross proceeds of the sale of securities and warrants equal to 5% of the gross proceeds of the sale of securities.  New Century has received a non-refundable fee of $25,000 that will be offset against future fees.  The Company has also agreed to reimburse New Century for its expenses.  A form of the agreement with New Century is filed as Exhibit 10.2 hereto.

Item 3.02	Unregistered Sales of Equity Securities.

    Issuance of the 25,000 shares described in Item 1.01 was not registered under the Securities Act of 1933.  The issuance of these shares was exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933.  These securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the sale, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

    The Company's board of directors appointed Roger A. Parker and James J. Miller to the board of directors.  Mr. Parker was elected non-executive chairman of the board.  Mr. Parker and Mr. Miller are each members of the Company's compensation committees.  Each of Mr. Parker and Mr. Miller entered into an independent director agreement with the Company which are filed as Exhibits 10.3 and 10.4 hereto.  These agreements provide for stock grants to Mr. Parker of 1,000,000 common shares and to Mr. Miller of 10,000 common shares, in each case vesting 25% each on January 1, April 1, July 1 and September 1, 2010.  Mr. Parker will receive additional grants of up to 1,500,000 common shares upon the Company's attainment of specified market capitalization targets.  Mr. Parker also received a 1% overriding royalty interest on all wells and leases acquired by the Company during the term of Mr. Parker's agreement.  Mr. Parker is entitled to acquire at cost from the Company a 2% working interest in all wells and leases within 90 days of the Company’s acquisition of the wells or leases and within 90 days of the Company’s completion of a well.  Mr. Miller will receive annual cash compensation of $10,000 for serving as a director.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Identification of Exhibits
10.1 10.2 10.3 10.4 99.1
Form of purchase agreement for common stock.
Agreement with New Century Capital Partners
Non-Executive Director Appointment Agreement with Roger A. Parker.
Independent Director Appointment Agreement with James J. Miller.
Press Release.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECOVERY ENERGY, INC.

Date: November 20, 2009	By:	/s/ Jeffrey A. Beunier
Jeffrey A. Beunier
Chief Executive Officer